SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material under Rule 14a-12

CFS BANCORP, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Beth Lashley
Irving A. Smokler
Red Rose Trading Estonia OU
Danielle Lashley
PL Capital Defined Benefit Plan
Robin Lashley
                                            John W. Palmer
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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THE PL CAPITAL GROUP

March 23, 2010

Dear Fellow Shareholder of CFS Bancorp:

The PL Capital Group believes that it is time for a change in the composition of the board of directors of CFS Bancorp, Inc. (“CFS Bancorp” or the “Company”) given the destruction of shareholder value that has occurred at the Company during the past few years, including a 78% decline in the stock price during the three years ended December 31, 2009, a 92% decrease in the dividend from the prior year, a 215% increase in non-performing assets over the past four years and operating losses in each of the past two years.  For these and other reasons noted in the PL Capital Group’s proxy materials, a copy of which you should have recently received, the PL Capital Group is seeking your vote to elect PL Capital Group principal John Palmer to the board of CFS Bancorp at the upcoming 2010 CFS Bancorp annual meeting of shareholders scheduled for April 27, 2010.

As you weigh your decision on which candidates to elect to represent you on the board, we urge you to consider carefully the various statements made by each side and to dig further if you have questions.

We were disappointed in recent statements made by CFS Bancorp, some of which appear to contradict statements made in the Company’s own Annual Report on Form 10-K (the “Annual Report”) and events reflected in our records.  Here for your consideration are just a few of such statements:

•
Statement in CFS Bancorp’s Solicitation Material: “CFS Bancorp is in the process of pursuing its transformative Strategic Growth and Diversification Plan, and has invested heavily in the people, technology and infrastructure required to execute this Plan. Despite the challenging economic environment, the Company has made substantial progress in implementing its Plan.” (emphasis added)

That sounds good, but six days earlier in its Annual Report, CFS Bancorp addressed the same issue as follows:  “Progress on the Strategic Growth and Diversification plan continues at a consistent pace, although a little slower than we would otherwise have preferred as a result of the present economic conditions.  The uncertainty over future economic conditions and industry-wide concerns over capital levels necessitates prudent capital management.  During the fourth quarter of 2009, the parent company elected to make a $1.75 million capital infusion into the Bank in order to maintain internal capital ratio targets.” (emphasis added)

So, is the Company making substantial progress, or is the progress slower than the Company would prefer?  We think you can figure out the right answer based upon the stock price, dividend cut and operating losses.

•
Statements in CFS Bancorp’s Solicitation Material:  “Our Strategic Growth and Diversification Plan is based on four primary objectives: decreasing non-performing loans; ensuring costs are appropriate given the Company’s targeted future asset base; growing while diversifying by targeting small and mid-sized business owners for relationship – based banking opportunities; and expanding and deepening the Company’s relationships with its clients by meeting a higher percentage of the clients’ financial service needs.” (emphasis added) / “Despite the challenging economic environment, the Company has made substantial progress in implementing its Plan.” (emphasis added)

That also sounds good, but six days earlier in its Annual Report, CFS Bancorp wrote:  “Economic conditions locally and throughout the country continue to impact real estate values and have negatively impacted our borrowers’ ability to repay their loans in accordance with their original terms resulting in higher non-performing assets.”

(emphasis added) / “The decline in the real estate collateral values supporting many of our non-performing loans and other real estate owned led to increases in impairment reserves on loans, net charge-offs, and valuation allowances on other real estate owned during 2009.  These non-performing assets impose negative pressure on earnings for a number of reasons, and we are committed to addressing these problem assets in a conservative, yet prudent, manner within the constraints of current and forecasted market conditions.” (emphasis added)

So, do you believe CFS Bancorp has made “substantial progress,” given the results the Company has described in its own Annual Report?  You decide.

•
A Claim About PL Capital in the CFS Bancorp’s Solicitation Material:  “PL Capital Group refused to provide your Board’s corporate governance and nominating committee with requested information regarding its nominee as part of the Company’s nominating process.” (emphasis added)

To the contrary, in a letter dated January 11, 2010, the PL Capital Group responded to CFS Bancorp’s request for certain information as follows:  “This letter is in response to your letter dated January 6, 2010, in which you indicated that the Company is contemplating the consideration of Mr. Palmer’s qualifications as a director of the Company.  Although we did not ask the Company to do so, we are pleased that the Company is considering recommending Mr. Palmer as one of the Company’s nominees at the upcoming Annual Meeting.  We believe that supporting Mr. Palmer as one of the Company’s candidates would be widely supported by shareholders and the proxy governance firms such as ISS RiskMetrics Group.

Mr. Palmer and I would be pleased to meet with the Corporate Governance and Nominating Committee at a convenient time for us and all attendees so that we can meet the Committee and respond to the Committee’s questions, including those contained in your letter.  We have already begun pulling together the data needed to provide responses to your inquiries.  We are also interested in hearing the Committee’s views on the Company.” (emphasis added)

The PL Capital Group repeated its willingness to meet with the Corporate Governance and Nominating Committee in subsequent letters to the Company.  Despite our willingness to meet with the Committee and provide the answers they requested at such a meeting, the Committee refused to meet with us.

Did the PL Capital Group really refuse to provide the information?  Was the Company ever going to nominate John Palmer over the incumbent candidates Thomas Prisby or Frank Lester?  You decide.

We urge you to carefully consider the above and other information contained in the PL Capital Group’s proxy statement, and then support our efforts by voting for John Palmer.

If you are a record holder, then you may vote for Mr. Palmer by marking your vote on the WHITE proxy card we have enclosed, signing and dating it, and mailing it in the postage-paid envelope we have provided.  If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct them to vote your shares.  Your broker, nominee, fiduciary or other custodian may permit you to vote by the Internet or by telephone.

If you have already voted for the incumbent management slate on their card or by phone or internet, you have every right to change your vote by signing, dating and returning a later dated WHITE proxy or by voting at a later date by telephone or by the internet for Mr. Palmer.

The PL Capital Group's proxy statement and the form of WHITE proxy card are also available at www.dfking.com/cfs.   If you have any questions or require any assistance, please contact D.F. King & Co., Inc., proxy solicitors for the PL Capital Group, at the following address and telephone number:

D.F. KING & CO., INC.
48 Wall Street
New York, NY 10005
Toll Free: 1-800-549-6746

Please feel free to call or email the PL Capital Group at the following:

Mr. Richard J. Lashley, Principal	Mr. John W. Palmer, Principal
PL Capital, LLC	PL Capital, LLC
466 Southern Blvd.	20 East Jefferson Avenue
Chatham, NJ 07928	Suite 22
(973) 360-1666	Naperville, IL 60540
(973) 360-1720 (fax)	(630) 848-1340
RLashley@PLCapitalllc.com	(630) 848-1342 (fax)
JPalmer@PLCapitallc.com

Sincerely,

Richard J. Lashley	John W. Palmer
The PL Capital Group	The PL Capital Group

Important Information

PL Capital, LLC and its affiliates identified below (the “PL Capital Group”) filed their definitive proxy statement and form of WHITE proxy card with the Securities and Exchange Commission (“SEC”) on March 22, 2010 in connection with the solicitation by the PL Capital Group of proxies to be voted in favor of the PL Capital Group’s director nominee, John W. Palmer (the “PL Capital Nominee”), at CFS Bancorp, Inc.’s 2010 Annual Meeting of Shareholders. Shareholders are urged to read the PL Capital Group’s definitive proxy statement and WHITE proxy card because they contain important information about the PL Capital Group, the PL Capital Nominee, CFS Bancorp and related matters. Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by the PL Capital Group with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed by the PL Capital Group with the SEC may also be obtained free of charge from the PL Capital Group.

Information Regarding Participants in Solicitation

The PL Capital Group consists of the following persons who are participants in the solicitation from CFS Bancorp Inc.’s shareholders of proxies in favor of the PL Capital Nominee: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; Beth Lashley; Danielle Lashley; Robin Lashley; PL Capital Defined Benefit Plan; John W. Palmer; Irving A. Smokler; and Red Rose Trading Estonia OU. Such participants may have interests in the solicitation, including as a result of holding shares of CFS Bancorp’s common stock. Information regarding the participants and their interests is contained in the definitive proxy statement filed by the PL Capital Group with the SEC in connection with CFS Bancorp’s 2010 Annual Meeting of Shareholders.